OFFERING CIRCULAR



                             DATALINK.NET, INC.

                             OFFER TO EXCHANGE

                             ONE SHARE OF ITS
                        COMMON STOCK, $.01 PAR VALUE

                       FOR EACH EIGHT PRIVATE PLACEMENT
                       COMMON STOCK PURCHASE WARRANTS


_____________________________________________________________________________

THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., MOUNTAIN TIME, ON THURSDAY, SEPTEMBER 23, 1999, UNLESS THE EXCHANGE OFFER IS EXTENDED.
_____________________________________________________________________________



     Datalink.net, Inc., a Nevada corporation ("Datalink.net"), hereby offers to exchange one share of its Common Stock, $.01 par value (the "Common Stock"), for each eight Warrants to Purchase Common Stock issued in Datalink.net's Private Offering in November 1997 (the "Private Placement Warrants"), upon the terms and subject to the conditions set forth in this Offering Circular and in the related Letter of Transmittal (which, together, constitute the "Exchange Offer").


     There is no active trading market for the Private Placement Warrants.


     Any stockholder desiring to tender all or any portion of his Private Placement Warrants should complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal and mail or deliver it to American Securities Transfer & Trust, Inc. (the "Exchange Agent"), together with all other required documents, including the Warrant Certificates.


     Questions and requests for assistance may be directed to the Exchange Agent at its addresses and telephone numbers set forth herein.


                           ______________________

           The date of this Offering Circular is August 25, 1999
                           ______________________

      This Offering Circular does not constitute an offer for exchange or a solicitation of an offer for exchange of any securities other than the securities covered by this Offering Circular, by Datalink.net or any other person. The Exchange Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Private Placement Warrants in any jurisdiction in which the making of the Exchange Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction. However, Datalink.net may, in its discretion, take such action as it may deem necessary to make the Exchange Offer in any such jurisdiction and extend the Exchange Offer to holders of Private Placement Warrants in such jurisdiction.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN THOSE CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL. IF GIVEN OR MADE, SUCH RECOMMENDATION AND SUCH INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY DATALINK.NET.

     THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION"), NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THIS INFORMATION CONTAINED IN THIS OFFERING CIRCULAR. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

     The Exchange Offer is being made by Datalink.net in reliance on the exemption from the registration requirements of the Securities Act of 1933, as amended, afforded by Sections 3(a)(9) and/or 4(2) thereof and Regulation D thereunder. Datalink.net will not pay any commission or other remuneration to any broker, dealer, salesman or other person for soliciting tenders of Private Placement Warrants. Regular employees of Datalink.net may solicit exchanges from the holders of the Private Placement Warrants, but they will not receive additional compensation therefor.

                            AVAILABLE INFORMATION

     Datalink.net is subject to certain informational reporting requirements of the Exchange Act and in accordance therewith files reports and other information with the Securities and Exchange Commission. These reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at Room 1024 of the SEC's office at 450 Fifth Street, N.W., Judiciary Plaza, Washington, DC 20549, and at its regional offices located at 7 World Trade Center, Suite 1300, New York, NY 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661. Copies of such reports, proxy statements and other information can be obtained from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Judiciary Plaza, Washington, DC 20549 at prescribed rates. The SEC maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically. Additional updating information with respect to the securities covered herein may be provided in the future to purchasers by means of appendices to this prospectus.

     Datalink.net has filed with the Commission a Transaction Statement on
Schedule 13E-4, together with exhibits, pursuant to Rule 13e-4 of the General Rules and Regulations under the Act, furnishing certain additional information with respect to the Exchange Offer. The Schedule 13E-4 and any amendments thereto, including exhibits, may be examined and copies may be obtained from the offices of the Commission in the manner set forth above.

                              TABLE OF CONTENTS

                                                                    PAGE

SUMMARY ..........................................................    4

     The Company .................................................    4
     Purpose of the Exchange Offer ...............................    4
     The Exchange Offer ..........................................    5

RISK FACTORS .....................................................    6

THE EXCHANGE OFFER ...............................................   10

     Terms of the Exchange Offer .................................   10
     Purpose of the Exchange Offer ...............................   10
     Procedure for Tendering Private Placement Warrants Stock ....   10
     Withdrawal Rights ...........................................   11
     Acceptance for Exchange and Exchange ........................   12
     Extension of Exchange Offer Period; Termination;
      Amendments .................................................   13
     Certain Conditions of the Exchange Offer ....................   14
     Fractional Shares ...........................................   15
     Solicitations of Tenders; Fees ..............................   15
     Interests of Certain Persons; Transactions ..................   15

CERTAIN TAX CONSEQUENCES .........................................   16

PRICE RANGE OF COMMON STOCK ......................................   16

DESCRIPTION OF CAPITAL STOCK AND PRIVATE PLACEMENT WARRANTS ......   17

     Common Stock ................................................   17
     Preferred Stock .............................................   18
     Private Placement Warrants ..................................   18

EXHIBIT A - Form 10-KSB for the fiscal year ended March 31, 1999

EXHIBIT B - Form 10-QSB for the quarter ended June 30, 1999

                                  SUMMARY

     The following is a summary of certain information contained in this Offering Circular, including a summary of the terms of the Exchange Offer. It is not intended to be complete and is qualified in its entirety by the more detailed information contained in this Offering Circular.

THE COMPANY

     Datalink.net is an internet-based company that provides personalized financial and lifestyle information to customers' wireless communication devices. We also offer wireless business solutions to companies. We have developed technology that combines real-time data, the world wide web, customized information from corporations and wireless communications to provide individually tailored information services to customers' pagers and digital cellular phones. Our web site and customer support team provide account maintenance services that allow subscribers to customize the types of information alerts they receive. All consumer services are marketed from our web site as well as through direct and re-seller distribution channels. Our re-sellers currently include broker-dealers, information service providers, wireless network carriers, and other internet companies. In addition, our business solutions use our wireless technology to give businesses a way to provide personalized information to their customers.

     The first of our financial information services is QuoteXpress, an investment monitoring tool that alerts subscribers with stock quote information they pre-specify, such as price changes and volume. Other financial services include SplitXpress, a service that notifies subscribers of stock splits, buy-backs, takeovers, mergers and surprise earnings announcements. CommmodityXpress tracks futures contract prices for commodities trading on all the major US commodities markets. CompanyNews provides the latest news stories and press releases for specific companies selected by the subscriber. The headlines are delivered to the wireless device and the complete story may be delivered to their email address, and is also available on our web site.

     During 1998, we introduced two new lifestyle services. Sports2Go provides personalized real-time sports coverage with up-to-the-minute scores and breaking game events. InfoXtra allows subscribers to receive personalized information from a wide range of categories that include: local weather forecasts, horoscopes, winning lottery numbers, ski conditions, beach forecasts, top ten video rentals, and news headlines.

     We currently market two message services that link the internet with wireless communications. MailXpress alerts subscribers when important email arrives in their mailbox. MessageX allows anyone with internet access to send a message to the subscriber's pager or cell phone using the subscriber's email address.

     Our corporate offices are located at 1735 Technology Drive, Suite 790, San Jose California 95110. Our telephone number is (408) 367-1700 and our world wide web site is www.datalink.net.

PURPOSE OF THE EXCHANGE OFFER

     The Exchange Offer is being made to provide the holders of Private Placement Warrants with the opportunity to obtain shares of the Company's Common Stock for their Warrants without having to pay cash. The Private

Placement Warrants are exercisable at $5.00 per share of Common Stock. Since August 1, 1999, the Company's Common Stock has traded in the range of $2.81 to $4.38 per share.

     The Exchange Offer also provides Datalink.net the opportunity to reduce the number of Private Placement Warrants outstanding. There are currently outstanding 1,369,927 Private Placement Warrants exercisable to purchase an equal number of shares of Common Stock. Some potential investors have expressed concerns over the large number of warrants outstanding because of the potential dilution to holders of Common Stock and possible effects on the market for the Common Stock. As a result, management believes that the Exchange Offer may make the Company more attractive to potential investors.

THE EXCHANGE OFFER

   Exchange Ratio         One share of Common Stock for each eight Private
                          Placement Warrants.

   Expiration Date        5:00 p.m. (Mountain time), on Thursday, September
                          23, 1999, unless extended.

   Withdrawal Rights      Tenders may be withdrawn by providing proper
                          written notification to the Exchange Agent at any time before the Expiration Date. See "The Exchange
                          Offer -- Withdrawal Rights".

   How to Tender          Warrantholders desiring to tender all or any portion
                          of their Private Placement Warrants should properly complete, sign and mail or deliver the Letter of Transmittal to the Exchange Agent, together with any other required documents, such as the certificate for such Warrants. See "The Exchange Offer --
                          Procedure for Tendering Private Placement Warrants.

   Acceptance of Tenders  Subject to the terms and conditions of the Exchange
                          Offer, Private Placement Warrants validly tendered and not withdrawn will be accepted on the Expira-tion Date and certificates for shares of Common Stock will be issued in exchange for such properly tendered Warrants and mailed by the Exchange Agent as soon as practicable after the Expiration Date. See "The Exchange Offer -- Acceptance for Exchange and Exchange".

  Federal Income Tax      Generally, no gain or loss will be recognized for
  Consequences            federal income tax purposes by the holders of
                          Private Placement Warrants upon the exchange of such shares for Common Stock pursuant to the Exchange Offer. See ""Certain Tax
                          Consequences".

  Trading There is no trading market for the Private Place-ment Warrants. Accordingly, Datalink.net is unable to determine the current market value for these Warrants. The Common Stock that will be issued upon consummation of the Exchange Offer is cur-rently traded in the over-the-counter market, and quotations are included on the OTC Bulletin Board under the symbol "NETD".

  Exchange Agent          American Securities Transfer & Trust, Inc.

THIS OFFERING CIRCULAR AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE EXCHANGE OFFER.

                                  RISK FACTORS

     An investment in the Common Stock is very risky. You should be able to bear a complete loss of your investment. In deciding whether to exchange your Private Placement Warrants for shares of Common Stock, you should carefully consider the following risk factors, among others, as well as information contained in this Offering Circular, our most recent annual reports on Form 10-KSB and Form 10-QSB, which are attached hereto.

Common Stock issued in        The shares of Common Stock to be issued in
Exchange Offer will be        exchange for Private Placement Warrants will
restricted                    be "restricted securities" as that term is
                              defined under SEC Rule 144. However, under interpretations of the holding period requirements of Rule 144, persons who exchange their Private Placement Warrants for Common
                              Stock in the Exchange Offer may "tack" their holding period for the Common Stock with the period they have held their warrants. Since the Private Placement Warrants were issued in November 1997, persons who have held such warrants since that time could immediately resell their Common Stock. In addition, we have filed a registration statement on Form S-3 with the SEC which is not yet effective which would register the resale of the Common Stock.
                              However, we can give no such assurance as to when such registration statement will become effective. It is possible that the registration statement will never become effective.

We have a history of losses   We have recorded a net loss for each year since
and we may not be able to     our current business started in 1996 through
achieve profitability.        our fiscal year ended March 31, 1999.  As of
                              June 30, 1999, we had an accumulated deficit of $26,717,306. Our ability to operate profitably depends on increasing our sales through increased market acceptance of our products and services and successfully competing with other companies. We are also subject to other risks associated with new business enterprises. Therefore, we cannot assure you that Datalink.net will achieve profitability.

Our revenue may not grow      We plan to use any cash flow we generate to
enough to pay for our         research and develop improvements and upgrades
research and development      to our current products and services and adapt
costs.                        them to new technologies.  Our industry is
                              subject to rapid technological changes. We cannot assure you that our revenues will grow enough to pay for the research and development needed to improve our products and services so that they compete in this rapidly changing marketplace. If we are unable to adequately research and develop our products and services, they could become obsolete and we will not achieve profitability.

We have several competi-      Our market is very competitive.  There are a
tors, some of them are        number of competitors who are larger and have
larger and have greater       much greater resources than we do.  Our
resources than we do.         competitors have more experienced people and
                              larger facilities and budgets than we do. These competitors could use their resources to conduct greater amounts of research and development and to offer services at lower prices than we can.
                              These factors may adversely affect our ability to compete by decreasing the demand for our products and services.

We may need to raise          We have met capital needs with private sales of
additional funds.  These      securities.  However, we cannot assure you that
funds may not be avail-       we will not need additional funds, that any
able to us.  Alternative-     needed funds will be available to us at all, or
ly, raising additional        that any available funds will be given on ac-
funds may dilute your         ceptable terms.  If we need additional funds,
share ownership.              and are unable to raise them, we will not be
                              able to continue our business operations. If we raise funds by selling equity securities, those sales may dilute your share ownership.
                              If we raise funds by forming joint ventures with other companies, we may have to give up some of our rights to certain technologies, products or marketing territories.

We depend on quality          Our business is largely dependent on our
managers.  However, we        ability to hire and retain quality managers.
only have a written           Currently, we have a written employment agree-
employment agreement          ment and key-man life insurance in the face
with and insurance on         amount of $3 million with Anthony N. LaPine,
one key officer.              the Company's chairman, CEO and president.  We
                              do not have employment agreements or key-man life insurance with any other officer. The loss of Mr. LaPine or any other officer may have an adverse effect on our business and prospects by depriving us of the management services necessary to operate Datalink.net and achieve profitability.

Our patents may not pro-      We currently own a number of patents related to
tect us from competitors.     our products, and have applied for additional
Costs of prosecuting and      patents.  We are not certain whether any new
defending patent infringe-    patents will be granted in the future.  Even if
ment claims can be signifi-   we receive additional patents, they may not
cant.                         provide us with protection from competitors.

                              Our failure to obtain patent protection, or illegal use by others of any patents we have or may obtain could adversely effect our business, financial condition and operating results. In addition, the laws of certain foreign countries do not protect proprietary rights to the same extent as the laws of the United States.

                              Claims for damages resulting from any such infringement may be asserted or prosecuted against us. The validity of any patents we have or obtain could also be challenged. Any such claims could be time consuming and costly to defend, diverting management's attention and our resources.

The limited market may        Our shares are not listed on Nasdaq or any
make it difficult to          exchange.  Trading is conducted in the over-
resell our shares.            the-counter market on the OTC Bulletin Board,
                              which was established for securities that do not meet the Nasdaq or exchange listing requirements. Consequently, selling Datalink.
                              net shares is more difficult because smaller quantities of shares are bought and sold and security analysts' and news media's coverage of Datalink.net is limited. These factors could result in lower prices and larger spreads in the bid and ask prices for our shares.

                              Because our shares are not currently listed on Nasdaq or an exchange, they are subject to Rule 15g-9 under the Exchange Act. That rule imposes additional sales practice requirements on broker-dealers that sell low-priced securities to persons other than established customers and institutional accredited investors. For transactions covered by this rule, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. Consequently, the rule affects the ability of broker-dealers to sell our shares and may affect the ability of holders to sell Datalink.net shares in the market.

We do not plan to pay         We intend to retain any future earnings to fund
any dividends.                the operation and expansion of our business.
                              We do not anticipate paying cash dividends on our shares in the future.

Resales of outstanding        Of the 3,316,716 shares issued and outstanding
restricted shares could       as of July 31, 1999, 619,459 shares were
have a depressive effect      "restricted securities," as defined under
on the market price of        Rule 144, all of which are currently eligible
our shares.                   for sale under Rule 144. In addition, 4,497,070
                              shares which may be issued on the conversion of the preferred stock and exercise of warrants are being registered for resale. We are unable to predict the effect that sales of these shares may have on the then prevailing market price of our shares. It is likely that market sales of large amounts of Datalink.net shares (or the potential for those sales even if they do not actually occur) will have the effect of depressing the market price of our shares.

Securities held by our        As part of our private offering which was
CEO and Chairman for which    completed in November 1997, Anthony N. LaPine,
he gave a promissory note     our CEO and chairman, bought 280,000 shares of
are being registered  for     preferred stock and 140,000 Private Placement
resale.                       Warrants which he paid for with a collateralized
                              non-recourse promissory note for $1,050,000 due on November 5, 2003. The common stock underlying these securities and the warrants are being registered for resale by Mr. LaPine.
                              Since Mr. LaPine paid for these securities with a collateralized non-recourse promissory note these securities would not be eligible for resale under Rule 144 until one year after the promissory note was paid. As a result, this registration will allow Mr. LaPine the opportunity to resell his securities prior to paying off the related promissory note, and realize a profit prior to the time he would if these securities were not registered for resale.
                              It also could potentially make it more difficult for Datalink.net to obtain payment of the promissory note.

Year 2000 issues could        Although we anticipate that there will be little
have an impact on our         or no Year 2000 issues and therefore little or
business.                     no cost will be incurred therefrom, our business
                              may still be impacted. Our internal systems meet Year 2000 compliance standards. However, although compliance confirmation has been provided by seventy-five percent of our vendors, and the remaining twenty-five percent have indicated that they are currently Year 2000 compliant, there can be no assurance that these vendors will not experience some level of Year
                              2000 issues that may have an adverse effect on our systems. We have assessed our risk related to this occurrence as very low. Our contingency plan in the event that an unforeseen Year 2000 issue should occur will be to change to another vendor that is Year 2000 compliant. For this reason, we are developing an inventory of back-up vendors that may be called upon to provide services in accordance with Year 2000 compliance standards.

                             THE EXCHANGE OFFER

TERMS OF THE EXCHANGE OFFER

     Datalink.net hereby offers, upon the terms and subject to the conditions set forth in this Offering Circular and in the related Letter of Transmittal, to exchange one share of Common Stock for each eight Private Placement Warrants outstanding of its Common Stock validly tendered by the Expiration Date and not withdrawn as provided in this Offering Circular. The term "Expiration Date" means 5:00 p.m., Mountain time, on Thursday, September 23, 1999, unless Datalink.net shall have extended the period of time for which the Exchange Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Exchange Offer, as so extended by Datalink.net, shall expire. Any extension, delay, termination, waiver or amendment will be followed as promptly as practicable by notification thereof.

     As of August 20, 1999, there were 1,369,927 Private Placement Warrants outstanding held of record by 128 Warrantholders.

     If Datalink.net makes a material change in the terms of the Exchange Offer, or if it waives a material condition to the Exchange Offer, Datalink.net will extend the Exchange Offer and disseminate additional exchange offer materials to the extent required by applicable law. The minimum period during which an offer must remain open following material changes in the terms of the offer, other than a change in the consideration offered, will depend upon the facts and circumstances, including the materiality, of the changes. With respect to a change in the consideration offered, a minimum period of 10 business days from the date of such change is generally required to allow for adequate dissemination to Warrantholders. For purposes of the Exchange Offer, a "business day" means any day other than a Saturday, Sunday or a federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Mountain time.

     This Offering Circular and the related Letter of Transmittal will be mailed to record holders of the Private Placement Warrants.

PURPOSE OF THE EXCHANGE OFFER

     The Exchange Offer is being made to provide the holders of Private Placement Warrants with the opportunity to obtain shares of the Company's Common Stock for their Warrants without having to pay cash. The Private Placement Warrants are exercisable at $5.00 per share of Common Stock. Since August 1, 1999, the Company's Common Stock has traded in the range of $2.81 to $4.38 per share.

     The Exchange Offer also provides Datalink.net the opportunity to reduce the number of Private Placement Warrants outstanding. There are currently outstanding 1,369,927 Private Placement Warrants exercisable to purchase an equal number of shares of Common Stock. Some potential investors have expressed concerns over the large number of warrants outstanding because of the potential dilution to holders of Common Stock and possible effects on the market for the Common Stock. As a result, management believes that the Exchange Offer may make the Company more attractive to potential investors.

PROCEDURE FOR TENDERING PRIVATE PLACEMENT WARRANTS

     To tender Private Placement Warrants pursuant to the Exchange Offer a properly completed and duly executed Letter of Transmittal (or facsimile thereof) and any other documents required by the Letter of Transmittal, including, the Warrant certificates, must be received by the Exchange Agent on or prior to the Expiration Date.

     Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a bank, broker, dealer, credit union, savings association or other entity which is a member of a recognized Medallion Program approved by the Securities Transfer Association, Inc. (an "Eligible Institution"). Signatures on a Letter of Transmittal need not be guaranteed if the Letter of Transmittal is signed by the registered holder of the Private Placement Warrants tendered therewith and such holder has not completed the box entitled "Special Issuance Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal.

     If any warrant certificates are forwarded separately to the Exchange Agent, a properly completed and duly executed Letter of Transmittal (or facsimile thereof) must accompany each such delivery.

     THE METHOD OF DELIVERY OF THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE OPTION AND RISK OF THE TENDERING WARRANTHOLDER. IF THE LETTER OF TRANSMITTAL, WARRANT CERTIFICATES OR ANY OTHER DOCUMENTS ARE SENT BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, AND PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     Notwithstanding any other provision hereof, exchange of Private Placement Warrants accepted for exchange pursuant to the Exchange Offer will in all cases be made only after timely receipt by the Exchange Agent of a properly completed and duly executed Letter of Transmittal (or facsimile thereof), together with any required signature guarantees, and any other documents required by the Letter of Transmittal.

     All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for exchange of any tender of Private Placement Warrants will be determined by Datalink.net, in its sole discretion, whose determination shall be final and binding on all parties. Datalink.net reserves the absolute right to reject any or all tenders of Private Placement Warrants determined by it not to be in proper form or the acceptance for exchange of or exchange for which may, in the opinion of Datalink.net's counsel, be unlawful. Datalink.net also reserves the absolute right to waive any defect or irregularity in any tender of Private Placement Warrants. None of Datalink.net or any of its affiliates or assigns, the Exchange Agent or any other person will be under any duty to give any notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

     The tender of Private Placement Warrants pursuant to any one of the procedures described above will constitute an agreement between the tendering Warrantholder and Datalink.net upon the terms and subject to the conditions of the Offer.

WITHDRAWAL RIGHTS

     Tenders of Private Placement Warrants made pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date. Thereafter, such tenders are irrevocable, except that they may be withdrawn after October 21, 1999, unless theretofore accepted for exchange as provided in this Offering

Circular. If Datalink.net is delayed in accepting for exchange or in exchanging Private Placement Warrants or is unable to accept for exchange or exchange Private Placement Warrants pursuant to the Exchange Offer for any reason, then, without prejudice to Datalink.net's rights under the Exchange Offer, the Exchange Agent may, on behalf of Datalink.net, retain all Private Placement Warrants tendered, and such Private Placement Warrants may not be withdrawn except as otherwise provided.

      For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Exchange Agent at its address set forth herein and must specify the name of the person who tendered the Private Placement Warrants to be withdrawn and the number of Private Placement Warrants to be withdrawn. If the Private Placement Warrants to be withdrawn have been delivered to the Exchange Agent, a signed notice of withdrawal with signatures guaranteed by an Eligible Institution must be submitted prior to the release of such Private Placement Warrants. In addition, such notice must specify, in the case of any Private Placement Warrants tendered by the delivery of certificates, the name of the registered holder (if different from that of the tendering Warrantholder) and the serial numbers shown on the particular certificates evidencing such Warrants to be withdrawn. Withdrawals may not be rescinded, and Private Placement Warrants withdrawn will thereafter be deemed not validly tendered for purposes of the Exchange Offer. However, properly withdrawn Private Placement Warrants may be retendered by again following one of the procedures described under "The Exchange Offer -- Procedure for Tendering Private Placement Warrants" at any time prior to the Expiration Date.

     All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Datalink.net, in its sole discretion, which determination shall be final and binding. None of Datalink.net, the Exchange Agent or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or incur any liability for failure to give any such notification.

ACCEPTANCE FOR EXCHANGE AND EXCHANGE

     Upon the terms and subject to the conditions of the Exchange Offer (including if the Exchange Offer is extended or amended, the terms and conditions of the Exchange Offer as so extended or amended), Datalink.net will accept for exchange and exchange all Private Placement Warrants validly tendered by the Expiration Date and not withdrawn as soon as practicable after the later of (i) the Expiration Date and (ii) the satisfaction or waiver of the conditions set forth under "The Exchange Offer -- Conditions to Exchange Offer". In addition, Datalink.net reserves the right, in its sole discretion and subject to applicable law, to delay the acceptance for exchange or exchange of Private Placement Warrants in order to comply in whole or in part with any applicable law or regulatory or government approval as discussed under "The Exchange Offer -- Conditions to Exchange Offer". For a description of Datalink.net's right to terminate the Exchange Offer and not accept for exchange or exchange Private Placement Warrants or to delay acceptance for exchange or delay exchange of Private Placement Warrants, see "The Exchange Offer -- Extension of the Exchange Offer Period; Termination; Amendments".

     For purposes of the Exchange Offer, Datalink.net shall be deemed to have accepted for exchange Private Placement Warrants validly tendered and not withdrawn if, as and when Datalink.net gives oral or written notice to the Exchange Agent of its acceptance of the tenders of such Private Placement Warrants. In all cases, upon the terms and subject to the conditions of the Exchange Offer, the exchange of Private Placement Warrants accepted for exchange pursuant to the Exchange Offer will be made by Datalink.net's submission of certificates for Common Stock with the Exchange Agent, which will act as agent for the tendering Warrantholders for the purpose of receiving certificates for Common Stock from Datalink.net and transmitting such consideration to tendering Warrantholders.

     In all cases, delivery of certificates of shares of Common Stock to be issued in exchange for properly tendered Private Placement Warrants pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of (i) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, (ii) the certificates for such Warrants and (iii) any other documents required by the Letter of Transmittal.

     If Datalink.net increases the consideration to be given for Private Placement Warrants pursuant to the Exchange Offer, Datalink.net will provide such increased consideration for all Private Placement Warrants acquired pursuant to the Exchange Offer whether or not such Private Placement Warrants was tendered prior to or after such increase in consideration.

     If any tendered Private Placement Warrants are not exchanged pursuant to the Exchange Offer for any reason, certificates for such unexchanged or untendered warrants will be returned without expense to the tendering Warrantholder, as promptly as practicable following the expiration or termination or withdrawal of the Exchange Offer.

EXTENSION OF EXCHANGE OFFER PERIOD; TERMINATION; AMENDMENTS

     Datalink.net expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the period of time during which the Exchange Offer is open by giving written notice of such extension to the Exchange Agent and to the holders of the Private Placement Warrants. There can be no assurance that Datalink.net will exercise its right to extend the Exchange Offer. Datalink.net also expressly reserves the right, at any time or from time to time, in its sole discretion and regardless of whether or not any of the conditions specified in "The Exchange Offer -- Conditions of Exchange Offer" shall have been satisfied, to amend the Exchange Offer in any respect by making a written notice of such amendment.

     If Datalink.net shall decide to decrease or increase the consideration offered pursuant to the Exchange Offer, and the Exchange Offer is scheduled to expire at any time before the expiration of a period of 10 business days from and including the date that notice of such increase or decrease is first sent or given to Warrantholders, the Exchange Offer will be extended at least until the expiration of such period of 10 business days.

     In addition, if Datalink.net makes a material change in the terms of the Exchange Offer or in the information concerning the Exchange Offer, or waives a material condition of the Exchange Offer, Datalink.net will extend the Exchange Offer if and to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(2) promulgated under the Act or other applicable law. These rules provide that a period sufficient to allow Warrantholders to consider the amended terms of the Exchange Offer must be provided following material changes in the terms of the offer or information concerning the offer. In a published release, the Commission has stated that in its view an offer must remain open for a minimum period of time following a material change in the terms of such offer and that the waiver of a condition is a material change in the terms of an offer. The release states that an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to security holders, and that if material changes are made with respect to the information contained herein, a minimum of 10 business days may be required to allow adequate dissemination and investor response.

     Datalink.net also expressly reserves the right, in the event any of the conditions specified under "The Exchange Offer -- Conditions of Exchange Offer" shall not have been satisfied and so long as Private Placement Warrants have not theretofore been exchanged, to delay (except as otherwise required by applicable law) acceptance for exchange or delay exchange of Private Placement Warrants or to terminate the Exchange Offer and not accept for exchange or not exchange Private Placement Warrants.

     If Datalink.net extends the period of time during which the Exchange Offer is open, is delayed in accepting for exchange or exchanging Private Placement Warrants or is unable to accept for exchange or exchange Private Placement Warrants pursuant to the Exchange Offer for any reason, then, without prejudice to Datalink.net's rights under the Exchange Offer, the Exchange Agent may, on behalf of Datalink.net, retain all Private Placement Warrants tendered, and such Private Placement Warrants may not be withdrawn except as otherwise provided in "The Exchange Offer -- Withdrawal Rights". The reservation by Datalink.net of the right to delay acceptance for exchange or exchange Private Placement Warrants is limited by Rule 13e- 4(f)(5) promulgated under the Act, which requires that Datalink.net pay the consideration offered or return the Private Placement Warrants deposited by or on behalf of Stockholders promptly after the termination or withdrawal of the Exchange Offer.

     Any extension, termination or amendment of the Exchange Offer will be followed as promptly as practicable by a written notice mailed no later than the next business day after the previously scheduled Expiration Date.

CERTAIN CONDITIONS OF THE EXCHANGE OFFER

     Notwithstanding any other provisions of the Exchange Offer, Datalink.net shall not be required to accept for exchange or to exchange any Private Placement Warrants tendered and may terminate or amend the Exchange Offer or may postpone (subject to the requirements of the Act for prompt exchange or return of Private Placement Warrants) the acceptance for exchange of, and exchange of, Private Placement Warrants tendered if any material change occurs which is likely to affect the Exchange Offer or the value or market price of the Private Placement Warrants or the Common Stock, including, but not limited to, the following:

     (a) there shall have been threatened, instituted or pending any action or proceeding before any court, authority, agency or tribunal which challenges the making of the Exchange Offer, the acquisition of some or all of the Private Placement Warrants pursuant to the Exchange Offer or otherwise relates in any manner to the Exchange Offer;

     (b) there shall have been any action threatened, pending or taken, or any approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, enforced or deemed to be applicable to the Exchange Offer or which, in Datalink.net's sole judgment, would or might directly or indirectly (1) make the acceptance for exchange or exchange of some or all of the Private Placement Warrants illegal or otherwise restrict, prohibit or delay materially the consummation of the Exchange Offer, (2) materially impair the contemplated benefits of the Exchange Offer to Datalink.net, or (3) materially affect the business, condition (financial or other), income, operations or prospects of Datalink.net, or otherwise materially impair in any way the contemplated future conduct of the business of Datalink.net; or

     (c) there shall have occurred any general suspension of, or limitation on prices for, trading in securities on any national securities exchange or in the over-the-counter market or any other change in the general political, market, economic or financial conditions in the United States or abroad that could, in the sole judgment of Datalink.net, have a material adverse effect on the business, condition (financial or other), income, operations or prospects of Datalink.net or the trading in the Common Stock.

     The conditions referred to above are for the sole benefit of Datalink.net and may be asserted by Datalink.net in its sole discretion regardless of the circumstances (including any action or omission by Datalink.net) giving rise to any such conditions or may be waived by Datalink.net in its sole discretion in whole at any time or in part from time to time. The failure by Datalink.net or any other affiliate of Datalink.net at any time to exercise its rights under any of the foregoing conditions shall not be deemed a waiver of any such right. The waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances, and each such right shall be deemed an ongoing right which may be asserted at any time or from time to time.

FRACTIONAL SHARES

     No fractional shares of Common Stock will be issued in the Exchange Offer. A Warrantholder who would be entitled to receive a fraction of a share of Common Stock as part of the consideration to be received for the Private Placement Warrants held by him shall, if he tenders all of the Private Placement Warrants held by him, in lieu of such fraction, receive one full share of Common Stock. In the event that a holder of Private Placement Warrants makes only a partial tender of his Warrants, no fractional share shall be issued, and any Private Placement Warrants which would be exchanged for such fraction of a share shall be returned to the Warrantholder.

SOLICITATIONS OF TENDERS; FEES

     Datalink.net has not retained any dealer-manager or similar agent in connection with the Exchange Offer and will not make any payments to brokers, dealers or others for soliciting acceptances of the Exchange Offer.

     Datalink.net has retained American Securities Transfer & Trust, Inc. as Exchange Agent in connection with the Exchange Offer. The Exchange Agent will receive reasonable and customary compensation for its services in connection with the Exchange Offer, will be reimbursed for its reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith.

     Datalink.net may contact holders of Private Placement Warrants by mail, telephone, telecopy, telegraph and personal interview and may request brokers, dealers and other nominee shareholders to forward materials relating to the Exchange Offer to beneficial owners. Datalink.net also will reimburse brokers, dealers, commercial banks and trust companies for customary handling and mailing expenses incurred in forwarding the Exchange Offer to their customers.

INTERESTS OF CERTAIN PERSONS; TRANSACTIONS

     Anthony N. LaPine, the Company's President, Chief Executive Officer and Chairman of the Board, is the only Director, Officer or principal shareholder who owns any Private Placement Warrants. Mr. LaPine holds 140,000 Private Placement Warrants and has indicated that he does not intend to exchange such warrants in the Exchange Offer.

     During the 40 days preceding the date of this Offering Circular, neither Datalink.net nor, to its knowledge, any of its subsidiaries, executive officers or directors or any associate of any such officer or director has engaged in any transactions involving the Private Placement Warrants.

                          CERTAIN TAX CONSEQUENCES

     This summary sets forth the principal anticipated federal income tax consequences to Warrantholders of their exchange of Private Placement Warrants for Common Stock pursuant to the Exchange Offer. The summary is based on the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as in effect as of the date hereof, and, in particular, is based on the assumption that the Private Placement Warrants have been held as "capital assets" within the meaning of Section 1221 of the Code. Such laws or interpretations may differ on the date of the consummation of the Exchange Offer, and relevant facts may also differ. This summary does not address any foreign or local tax consequences, does not address state tax consequences and does not address estate or gift tax considerations. The consummation of the Exchange Offer is not conditioned upon the receipt of any ruling from the Internal Revenue Service (the "IRS") or any opinion of counsel as to tax matters.

     This summary is for general information only. The tax treatment of each Warrantholder will depend in part upon his particular situation. Special tax consequences not described below may be applicable to particular classes of taxpayers, including financial institutions, pension funds, mutual funds, broker-dealers, persons who are not citizens or residents of the United States or who are foreign corporations, foreign partnerships or foreign estates or trusts, Warrantholders who own actually or constructively (under certain attribution rules contained in the Code) 5% or more of the Private Placement Warrants, Stockholders who acquired their Private Placement Warrants and persons who received Private Placement Warrants as compensation.

     ALL WARRANTHOLDERS SHOULD CONSULT WITH THEIR OWN TAX ADVISERS AS TO THE PARTICULAR TAX CONSEQUENCES OF THE EXCHANGE OFFER TO THEM, INCLUDING THE APPLICABILITY AND EFFECT OF ANY FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS.

     No gain or loss will be recognized by a holder (an "Exchanging Holder") of Private Placement Warrants as a result of the exchange of Private Placement Warrants for shares of Common Stock. The tax basis of an Exchanging Holder in its shares of Common Stock will be determined by allocating the holder's tax basis in the Private Placement Warrants exchanged therefor pro rata among the shares of Common Stock. For tax purposes, the holding period of an Exchanging Holder in shares of Common Stock received pursuant to the Exchange Offer will include the period during which such holder held the Private Placement Warrants exchanged therefor.

                          PRICE RANGE OF COMMON STOCK

     The Company's Common Stock trades in the over-the-counter market, under the symbol "NETD". The following table sets forth the high and low bid quotations for the Company's Common Stock for the periods indicated as reported by the OTC Bulletin Board since April 1, 1997. These prices are believed to be inter-dealer quotations and do not include retail mark-ups, mark-downs, or other fees or commissions, and may not necessarily represent actual transactions.

             QUARTER ENDED                 HIGH BID     LOW BID
             ------------------            --------     -------
             June 30, 1997                  $25.62       $ 3.12
             September 30, 1997             $ 5.80       $ 2.60
             December 31, 1997              $ 9.40       $ 3.45
             March 31, 1998                 $ 6.13       $ 2.50

             June 30, 1998                  $ 7.94       $ 4.00
             September 30, 1998             $ 4.94       $ 1.00
             December 31, 1998              $ 1.31       $ 0.63
             March 31, 1999                 $ 4.00       $ 1.06

             June 30, 1999                  $ 5.12       $ 2.41
             July 1, 1999 through
               August 24, 1999              $ 4.97       $ 2.81

A 1 for 10 reverse stock split became effective February 9, 1998. Share bid prices have been adjusted to reflect this split.

                         DESCRIPTION OF CAPITAL STOCK
                        AND PRIVATE PLACEMENT WARRANTS

     Datalink.net has 55,000,000 authorized shares of stock, consisting of 50,000,000 shares of common stock, having a par value of $.01 per share, and 5,000,000 shares of preferred stock, having a par value of $.001 per share.

COMMON STOCK

     As of July 31, 1999, there were 3,316,716 shares of common stock outstanding. All such outstanding shares of common stock are fully paid and nonassessable. Each share of common stock has an equal and ratable right to receive dividends when declared by the Board of Directors of Datalink.net out of assets legally available for that purpose and subject to the dividend obligations of Datalink.net to holders of any preferred stock then outstanding.

     In the event of a liquidation, dissolution or winding up of Datalink.net, the holders of common stock are entitled to share equally and ratably in the assets available for distribution after payment of all liabilities, and subject to any prior rights of any holders of preferred stock outstanding at that time.

     The holders of common stock have no preemptive, subscription, conversion or redemption rights, and are not subject to further calls or assessments of Datalink.net. Each share of common stock is entitled to one vote in the election of directors and on all other matters, submitted to a vote of stockholders.

     Datalink.net's Articles of Incorporation provide that a holder of any class or series of stock entitled to vote in the election of directors shall be entitled to cumulate his votes, and may cast votes equal to the number of votes which (except for cumulative voting) he would be entitled to cast for the election of directors with respect to his shares of stock multiplied by the number of directors to be elected. Such shareholders may cast all such votes for a single director or allocate such votes to two or more directors as such shareholder sees fit. Under Nevada law, to exercise the right to cumulative voting, a shareholder must give Datalink.net written notice of his intent to do so at least 48 hours before the time fixed for the annual meeting. Such written notice must be given to the president or secretary of Datalink.net.

PREFERRED STOCK

     Preferred stock may be issued from time to time in one or more series, and the board of directors, without further approval of the stockholders, is authorized to fix the dividend rates and terms, conversion rights, voting rights, redemption rights and terms, liquidation preferences and any other rights, preferences, privileges and restrictions applicable to each series of preferred stock. The purpose of authorizing the board of directors to determine such rights, preferences, privileges and restrictions is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of common stock and, under some circumstances, make it more difficult for a third party to gain control of Datalink.net.

     As of June 21, 1999, Datalink.net had 2,022,465 shares of preferred stock outstanding, which shares have been designated series A convertible preferred stock. The preferred stock is convertible into common stock on a 1 for 1 basis. Holders of preferred stock are entitled to receive dividends equal to any dividends paid on the common stock. In the event of a liquidation of Datalink.net, holders of preferred stock are entitled to receive $3.75 per share prior to any distributions to be made to holders of common stock. The preferred stock is not redeemable. Holders of preferred stock are entitled to vote together with the holders of common stock on an "as-converted" basis.

     The preferred stock will be automatically converted into an equal number of shares of common stock in the event that the closing market price of the common stock equals or exceeds $10.00 per share for 30 consecutive trading days and a registration statement covering the resale of the common stock is then effective.

     No other series of preferred stock has been designated by Datalink.net.

PRIVATE PLACEMENT WARRANTS

     As part of a private placement that was completed in November 1997, Datalink.net issued 1,369,927 warrants. Each warrant gives the holder the right to purchase one share of common stock at $5.00 per share. These warrants are exercisable at any time until November 5, 2002. Datalink.net may redeem these warrants on at least thirty days' notice in the event that the average closing bid price for the common stock exceeds $12.50 over 30 consecutive trading days ending with the date of notice of redemption. The redemption price would be $.50 per warrant.